Contact:	John Holowko
Chief Financial Officer
dELiA*s, Inc.
212-807-9060

dELiA*s, Inc. Reports First Quarter Results

Achieves 16% Increase in Total Sales

Loss from Continuing Operations per diluted share of $(0.05) vs. year-ago of $(0.14)

Achieves Profitability in the Direct Segment

New York, NY – June 5, 2006 – dELiA*s, Inc., (NASDAQ:DLIA) today announced its financial results for the first quarter ended April 29, 2006. For the first quarter, total sales rose 16% to $51.9 million, driven by revenue increases in both the Company’s Direct Segment and its Retail Segment. The first quarter loss per diluted share improved to $(0.05) as compared to a loss of $(0.58) per diluted share for the year-ago period. The Company noted that excluding a $(0.52) loss in the first quarter of 2005 related to discontinued operations and an $0.08 gain due to a change in its inventory accounting principle, it is more appropriate to compare the first quarter loss per diluted share of $(0.05) to a year-ago number of $(0.14).

First quarter total net sales increased by 16.1% to $51.9 million compared to $44.7 million for the same period last year. Net sales for the Direct Segment increased 19.1% to $37.1 million, compared with $31.2 million in the year-ago quarter. This improvement was driven by a 14.6% percent increase in catalogue circulation versus the prior year’s quarter. Net sales from the Company’s Retail Segment increased 9.3% to $14.7 million compared with $13.5 million in the year-ago first quarter.

The Company noted that the increase in the Retail Segment sales was driven by new store openings. The Company opened 4 new premier locations during the first quarter, ending the period with 61 premiere stores and 2 outlets. The first quarter comparable store sales for premiere, or non-outlet, stores decreased 7.1%. The decrease, in part, was a result of a planned reduction in non-apparel merchandise. The larger and more relevant issue, however, was the fashion shift that occurred in apparel. That shift resulted in flat comparable sales of apparel products versus the year-ago level. Though the Company was not satisfied with the flat comparable apparel sales, it was pleased with the Retail gross margin improvement of 110 basis points that resulted from a conservative inventory management philosophy.

Robert Bernard, Chief Executive Officer of dELiA*s, commented, “Beginning with the first quarter we identified the fashion shift. Having approached our investment in inventory levels cautiously, gross margins improved nonetheless, however, it did impact our ability to drive same store sales. While we are pleased to have limited our exposure to markdowns, we believe that we have an opportunity to improve our processes for executing our response to changing merchandise trends and have taken actions to build a more responsive planning structure. We finished the quarter with apparel inventories below our plan and significantly lower than the prior year’s quarter on an average store basis. We remain optimistic in returning to positive comparable store sales in the second half of the fiscal year.”

Mr. Bernard concluded, “Our strategic position remains strong, our capabilities continue to improve and we continue to believe that the new store format we have developed for dELiA*s will prove capable of excellent growth and solid store-level profitability.”

Gross profit for the first quarter increased to $19.6 million or 37.9% of net sales, compared with $15.7 million, or 35.2% percent of net sales for the fiscal 2005 first quarter. Gross profit in the Company’s Direct Segment was 43.9% of net sales for the quarter, an increase of 280 basis points versus the year-ago quarter and reflects an improved merchandise margin. Gross profit in the Company’s Retail Segment, which includes distribution, buying, occupancy and merchandising costs, was 22.6% percent of net sales for the quarter, an increase of 110 basis points versus the prior year’s quarter.

The loss from continuing operations for the first quarter of 2006 decreased $1.7 million, to $1.2 million, or $(0.05) per diluted share, compared with the fiscal 2005 first quarter of $2.9 million, or $(0.14) per diluted share. This year’s first quarter loss includes the impact of stock option expense of $0.3 million, or $(0.01) per diluted share, which was not included last year. The improved results in the first quarter of 2006 were primarily the result of increased sales and a higher gross profit margin in the Direct Segment. Income from operations (before interest) in the Direct Segment transitioned from a loss of $0.5 million in the fiscal 2005 first quarter to income of $1.7 million for the first quarter of 2006. The Company’s Retail Segment reported a loss from operations (before interest) of $3.1 million for the first quarter of 2006, as compared to an operating loss of $2.3 million for the first quarter of 2005. The increase in the Retail Segment loss was primarily the result of the deleveraging associated with the lower comparable store sales.

Conference Call Information

The Company’s management team will host a conference call at 5:00 P.M. Eastern time on June 5th to review first quarter financial results. The call will be webcast at www.deliasinc.com and will be archived online. A telephonic replay will also be available through June 19th. To listen to the replay, dial 888-286-8010 and reference confirmation code #96578612.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our goals, planned retail expansion, sales and revenue growth and financial and operating performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of underperforming sales, ever-changing customer tastes and buying trends; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brands; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to underperforming sales; the inherent difficulty in forecasting consumer buying patterns and trends and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a multi-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-K Annual Report and in our most recent Form S-1 filed with the U.S. Securities and Exchange Commission (“SEC”). You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly announce any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of certain risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands — dELiA*s, Alloy and CCS — generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites and, for dELiA*s, mall-based specialty retail stores.

(Tables to follow)

dELiA*s, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 29, 2006	January 28, 2006
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$30,126	$2,523
Inventories, net	23,727	25,832
Prepaid catalog costs	3,188	3,621
Due from Alloy, Inc.	—	8,155
Other current assets	4,185	2,943

Total current assets	61,226	43,074

Property and equipment, net	27,821	24,886
Goodwill	40,204	40,204
Intangible assets, net	2,713	2,763
Other non-current assets	875	483

Total assets	$132,839	$111,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,547	$13,422
Current portion of mortgage note payable	136	106
Accrued expenses and other current liabilities	23,149	23,998

Total current liabilities	37,832	37,526

Deferred credits and other long term liabilities	4,454	3,781
Long-term portion of mortgage note payable	2,518	2,574

Total liabilities	44,804	43,881

Commitments and contingencies
Stockholders’ Equity:
Common Stock; $.001 par value; 100,000,000 shares authorized; 26,344,920 and 23,520,474 shares, respectively, issued and outstanding	26	24
Additional paid-in capital	92,121	70,397
Accumulated deficit	(4,112)	(2,892)

Total stockholders’ equity	88,035	67,529

Total liabilities and stockholders’ equity	$132,839	$111,410

dELiA*s, Inc.

Consolidated Statements of Operations

(In thousands, except share data, and Unaudited)

	For the Quarter Ended
	April 29, 2006		April 30, 2005
Net Revenues	$51,870	100.0%	$44,665	100.0%
Cost of goods sold	32,230	62.1%	28,955	64.8%

Gross profit	19,640	37.9%	15,710	35.2%

Selling, general and administrative expenses	20,988	40.5%	18,537	41.5%

Loss from continuing operations before interest (income) expense and income taxes	(1,348)	-2.6%	(2,827)	-6.3%
Interest (income) expense, net	(48)	-0.1%	115	0.3%

Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(1,300)	-2.5%	(2,942)	-6.6%
(Benefit) provision for income taxes	(80)	-0.2%	—	0.0%

Loss from continuing operations before cumulative effect of change in accounting principle	(1,220)	-2.4%	(2,942)	-6.6%
Loss from discontinued business, net of taxes	—	0.0%	(11,253)	-25.2%

Loss before cumulative effect of change in accounting principle	(1,220)		(14,195)
Cumulative effect of change in accounting principle	—	0.0%	1,702	3.8%

Net Loss	$(1,220)	-2.4%	$(12,493)	-28.0%

Basic and diluted net loss per share of Common Stock:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.05)		$(0.14)
Loss from discontinued operations, net of taxes	—		(0.52)
Cumulative effect of change in accounting principle	—		0.08

Basic and diluted net loss attributable to common stockholders per share	$(0.05)		$(0.58)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	25,636,187		21,472,661

dELiA*s, Inc.

Selected Operating Data

	For the Quarter Ended
	4/29/2006	4/30/2005
Channel Net Sales:
Retail	$14,739	$13,487
Direct:
Catalog	10,964	10,441
Internet	26,167	20,737

	$51,870	$44,665

Catalogs Mailed	20,753	18,105

Number of Stores:
Beginning of period	59	55
Premiere Stores Opened	4	0
Premiere Stores Closed	0	0
Outlets Closed	0	0

End of Period	63	55

Total Gross Sq. Ft @ End of Period	234.4	200.5

Total Gross Sq. Ft @ End of Period - Premiere	226.6	180.1